CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-147646 on Form N-6 of our report dated April 23, 2012, relating to the financial statements of Sun Life (N.Y.) Variable Account D, and to the incorporation by reference of our report dated April 4, 2012, relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting and reporting for other-than-temporary impairments in 2009 as discussed in Note 1 of the consolidated financial statements).

/s/ Deloitte & Touche LLP
Boston, Massachusetts
December 6, 2012